UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2006 (July 18, 2006)

SYMYX TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27765	77-0397908
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Central Expressway
Santa Clara, California	95051
(Address of Principal Executive Offices)	(Zip Code)

(408) 764-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 18, 2006, Martin Gerstel, a director of Symyx Technologies, Inc. (the “Company”), tendered his resignation from the board of directors (the “Board”) of the Company. Mr. Gerstel served as a director for more than eleven years and was a member of the Audit Committee of the Board (the “Audit Committee”). The Board wishes to express its gratitude and deep appreciation to Mr. Gerstel for his inspiration, guidance and support. Mr. Gerstel’s decision to retire did not result from any dispute or disagreement with the Company.

On July 18, 2006 the Board of the Company appointed Anthony R. Muller as a director of the Company.  In addition, Mr. Muller will join the Audit Committee on August 14, 2006 and will serve as the chairperson of the Committee, replacing Mr. Kenneth Nussbacher who will remain a member of the Audit Committee.  The Board further determined that Mr. Muller meets the definition of “audit committee financial expert” as defined in item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended.  Mr. Muller will serve as one of the Company’s Class II directors until the 2007 annual meeting of stockholders or until his earlier resignation or removal.

There are no understandings or arrangements between Mr. Muller and any other person pursuant to which Mr. Muller was selected as a director.  Mr. Muller has never entered into a transaction, nor is there any proposed transaction, between Mr. Muller and the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYMYX TECHNOLOGIES, INC.
(Registrant)

Date: July 19, 2006	By:	/s/ Steven D. Goldby
Steven D. Goldby
Chairman of the Board,
Chief Executive Officer
(Principal Executive Officer)

Date: July 19, 2006	By:	/s/ Jeryl L. Hilleman
Jeryl L. Hilleman
Executive Vice President,
Chief Financial Officer
(Principal Financial and Accounting Officer)

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